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                 ENGLISH TRANSLATION OF AGREEMENT BETWEEN THE REGISTRANT'S
                 SUBSIDIARY AND GUANGDONG RADIO STATION CHINA - PEARL RIVER STOCK MARKET RADIO









































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                                 AGREEMENT

Party A:  Guangdong Radio Station China - Pearl River Stock
          Market Radio  (Pearl)
Party B:  Global Telecommunication of Delaware, Inc. (Global)

     Based on close and sincere cooperation, Pearl and Global reached the following agreement:

1. Pearl approves Global's SCA Digital Scrambling Radio Receiver (SCA Radio). The receiver had passed the test by the Technical Department of Radio Guangdong and deemed to have met Pearl's basic requirements. The test of the Production Prototype provided (By Global) met the required Technical Specifications (Attached), Pearl agrees to adopt the receiver, the initial order is 10,000 units. Pearl will order more receivers later - depend on the market situation.

2. The SCA Radio produced by Global will be regarded as a jointly developed product by the fact that Global does the research and development and Pearl assists testing and fine tuning. Both Global and Pearl's trade marks will appear on the package. On the basis that both parties will keep the SCA Radio technology and operating system software in confidentiality, Global guarantees the technology will not be deciphered by other factories within three years and Global will not transfer the technology to any other party within China.

3. The operation requirements of the SCA Radio Global provides to Pearl are: the SCA Radio should has the functions of receiving both FM and 92 KHzSCA signals. Please see appendix for details; Within Pearl's SCA effective receiving range, the SCA Radio should have the ability to effectively turn on/off SCA signals of every receiver.

4. Global's SCA Radio price is CIF Hong Kong $35 per unit. Since both parties participate in the development of the receiver, and Pearl will be the pioneer station in China, Global offers a special discount of 20% to Pearl. Global will be responsible to deliver the products to Pearl in Guangzhou via Sun Success International Ltd (in Hong Kong). Pearl will make the payment in terms of RMB at 258 RMB per unit, in fifteen days after receiving the products. The payment will be made to Global or designated agent of Global. Global will provide legal sales receipts to Pearl.

5.   Global will be responsible to provide repair and maintenance
service for the first year after sale.   Global will also provide
quality "Three Guarantees", ie. guaranteed repair, return and change. (Except earphone and any problems caused by users'
improper handling.)   The repair and maintenance service will be
provided by the Technical Department of Radio Guangdong. Global will provide spare parts. Global will pay 3 RMB per unit to Pearl for the repair and maintenance. Any repair and maintenance after one year or not included in the "Three Guarantee" will be provided by Pearl. Global will provide spare parts at factory price.

6. Since Pearl is the first user and participates in the development, Global will provide Pearl with two SCA digital scrambling 92KHz modulators ( One main one spare) and a 586 PC to be used in conjunction with Pearl's transmitters. Global will also provide free software for digital scrambling transmission and operation. Global will be responsible to train the operating staffs.

7. In order to facilitate the technical department to provide repair and maintenance service and jointly promoting the SCA
Radio to other provinces, Global will provide a 586 PC and two portable 486 PC and test instruments.

8. Global will provide two production samples by July 15. (The samples do not have to be in the final casing). After Pearl's test of the samples and meet the requirements, Global will start to deliver the final products of 10,000 units in batches. First batch of 5,000 will be delivered by August 20. The rest will be delivered by the end of August. In addition to the usual 1% additional product to cover loss and damage assurance, Global will add another 1% to facilitate Pearl's marketing efforts. Please see "SIR Outside Dimension and Equipment Requirements" for outside dimensions and drawings. If Global fails to fulfil the above mentioned quantity, quality, and schedule, Pearl has the right to terminate the agreement and pursue Global's economic liabilities.

9. Pearl, as an agent of Global in China, will assist Global to market the SCA Radio to other provinces. Pearl promises to organize a product marketing show after inauguration of the new service. Global will be responsible for the expenses of the show. There will be a unified price of 325 RMB per receiver to all other radio stations in China. Any price changes will be negotiated by both parties. Pearl will get 10 percent of the sales income for the SCA Radio marketed by Pearl. Pearl will have the income from the installation and tuning of the SCA Scrambling Radio system for other stations.

10. Any disputes arise during the implementation of this agreement will be negotiated and solved friendly by both parties.

11.  This agreement has four sets.  Two for each party.

Pearl River Station Radio Guangdong
Zhengxiang Li (signature)
June 7, 1996

Global Telecommunication of Delaware, Inc.
Michael Yang (signature)
June 7, 1996